Exhibit 8.2

[LETTERHEAD OF CLIFFORD CHANCE US LLP]

October 8, 2009

Two Harbors Investment Corp.

601 Carlson Parkway, Suite 330

Minnetonka, MN 55305

Re: U.S. Federal Income Tax Characterization of the Merger

Ladies and Gentlemen:

We have acted as counsel to Two Harbors Investment Corp., a Maryland corporation (the “Parent”), in connection with the merger (the “Merger”) of Two Harbors Merger corp., a Delaware corporation and wholly owned subsidiary of the Parent (the “Merger Sub”) into Capitol Acquisition Corp., a Delaware Corporation (the “Company”). Except as otherwise indicated, capitalized terms used in this letter have the meanings given to them in the Agreement and Plan of Merger (the “Merger Agreement”) between the Parent, the Company, the Merger Sub and Pine River Capital Management L.P., a Delaware limited partnership.

In rendering the opinions expressed herein, we have examined and, with your permission, relied on the following items:

1.        the Merger Agreement;

2.        the Articles of Amendment and Restatement of the Parent;

3.        a certificate of representations (the “Parent Certificate”) dated as of the date hereof, provided to us by the Parent;

4.        a certificate of representations (the “Company Certificate”) dated as of the date hereof, provided to us by the Company;

5.        the Registration on Form S-4 under which the Parent will register with the Securities and Exchange Commission Parent Shares and warrants to purchase Parent Shares (together with any amendments thereto, the “Registration Statement”); and

6.        such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended, (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all factual representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been performed or satisfied in accordance with their terms, (vi) the Parent, the Company and the Merger Sub at all times will operate in accordance with the method of operation described in their organizational documents, the Registration Statement, the Parent Certificate and the Company Certificate, and (vii) no action will be taken following the filing of the Registration Statement that is inconsistent with the opinions expressed herein. As of the date hereof, we are not aware of any facts inconsistent with the statements in the organizational documents, the Registration Statement the Parent Certificate or the Company Certificate.

For purposes of rendering the opinions stated below, we have assumed, with your consent, the accuracy of the factual representations contained in the Parent Certificate and the Company Certificate and that each factual representation contained in such certificates to the best of the Parent’s or the Company’s knowledge or belief is accurate and complete without regard to such qualification as to the best of such entity’s knowledge or belief.

Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

1.        The Merger will be treated as a contribution governed by Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) or a reorganization under Section 368(a) of the Code; and

2.        Holders of shares of the Company will recognize no gain or loss for U.S. federal income tax purposes on the exchange of those shares for Parent Shares pursuant to the Merger (except to the extent that a holder of shares of the Company receives cash in exchange for any portion of the holder’s Company shares).

The opinions set forth in this letter are based on relevant provisions of the Code, Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

The opinions set forth above represent our conclusions based upon the documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinions referred to herein. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter, the Parent Certificate or the Company Certificate.

The opinions set forth in this letter are: (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter; (ii) as of the date hereof; and (iii) rendered by us at the request of the Parent. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ CLIFFORD CHANCE US LLP